Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” to the Registration Statement on Form SB-2 and related Prospectuses of Power3 Medical Products, Inc. for the registration of 17,013,888 shares of its common stock and to the incorporation by reference therein of our report dated September 2, 2005 with respect to the financial statements of Power3 Medical Products, Inc. at December 31, 2004 and for the year ended December 31, 2004, included in the Annual Report on Form 10K SB for the year ended December 31, 2004, filed with the Securities Exchange Commission.

/s/ John A. Braden & Company, P. C.

Houston, Texas
October 5, 2005